                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Newmont Gold Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              Newmont Gold Company
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------------------

                              NEWMONT GOLD COMPANY
--------------------------------------------------------------------------------

                            NOTICE OF ANNUAL MEETING

     The Annual Meeting of Stockholders of NEWMONT GOLD COMPANY will be held at 9:30 a.m. on Thursday, May 4, 1995 in the John D. Hershner Room, 1700 Lincoln Street, Denver, Colorado to:

        1. Elect directors.

        2. Transact such other business that may properly come before the meeting.

     Stockholders are cordially invited to attend the meeting.

                                            By order of the Board of Directors

                                              TIMOTHY J. SCHMITT
                                                   Secretary

1700 Lincoln Street
Denver, Colorado 80203
March 31, 1995

--------------------------------------------------------------------------------
        IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, PLEASE MARK,
            SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT
                     PROMPTLY IN THE ACCOMPANYING ENVELOPE.
--------------------------------------------------------------------------------

                                PROXY STATEMENT

                              GENERAL INFORMATION

     STOCKHOLDERS ENTITLED TO VOTE. Holders of the common stock of the Company of record at the close of business on March 9, 1995 are entitled to vote at the Annual Meeting of Stockholders. As of March 9, 1995 there were 96,472,588 shares of common stock outstanding. Each share of common stock entitles its owner to one vote. The holders of a majority of the shares entitled to vote at the Annual Meeting of Stockholders must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting.

     Votes at the Annual Meeting of Stockholders will be tabulated by two inspectors of election who shall be appointed by the Chairman of the meeting and who shall not be candidates for election to the Board of Directors. The inspectors of election will treat shares of common stock represented by a properly signed and returned proxy as present at the Annual Meeting of Stockholders for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

     Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the Annual Meeting of Stockholders. All other matters to come before the Annual Meeting require the approval of a majority of the votes cast on such matters. Under the Company's Certificate of Incorporation, By-Laws or Delaware law abstentions and broker "non-votes" as to particular matters will not count as votes cast for or against any matters and are counted only for purposes of determining whether a quorum is present at the Annual Meeting of Stockholders. Abstentions and "non-votes" have the same effect as votes against proposals presented to stockholders except with respect to the election of directors. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions to do so from the beneficial owner.

     PROXY SOLICITATION. The accompanying proxy is solicited by the Board of Directors of the Company. This Proxy Statement is being mailed to the stockholders on or about March 31, 1995 concurrently with the mailing of the Company's 1994 Annual Report. In addition to solicitation by mail, solicitation of proxies may be made by certain officers and regular employees of the Company by mail, telephone, telegraph or personal interview. All costs of the solicitation of proxies will be borne by the Company. The Company will also reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of the Company's common stock. A stockholder who executes a proxy may revoke it by (i) delivering to the Secretary of the Company at any time before the proxies are voted, a written notice of the revocation bearing a later date than the proxy or (ii) attending the Annual Meeting of Stockholders and voting in person (although attendance at the Annual Meeting of Stockholders will not in and of itself constitute a revocation of a proxy). Written notice revoking a proxy should be sent to the attention of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203. A stockholder may substitute another person in place of those persons presently named as proxies.

     RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS. Arthur Andersen & Co. has acted as auditors for the Company since 1967. The Board of Directors has selected Arthur Andersen & Co. to continue in that capacity for the current year. In addition to audit services, Arthur Andersen & Co. has regularly provided tax consulting services to the Company. Representatives of Arthur Andersen & Co. will be present at the Annual Meeting of Stockholders and will be allowed to make a statement if they wish. Additionally, they will be available to respond to appropriate questions from stockholders during the meeting.

     STOCKHOLDER PROPOSALS. To be included in the Board of Directors' Proxy Statement for the 1996 Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before November 30, 1995. Proposals should be sent to the attention of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203.

     PRINCIPAL STOCKHOLDER. As of March 9, 1995, the only beneficial owner of more than 5% of the outstanding shares of the Company was Newmont Mining Corporation ("NMC"), 1700 Lincoln Street,

Denver, Colorado 80203, which owned 86,083,676 sharers (89.2%) and as to which it had sole voting and investment power. See "Principal Stockholders of NMC".

                             ELECTION OF DIRECTORS

     NOMINEES. Each of the eleven persons named below is a nominee for election as a director at the Annual Meeting of Stockholders for the term of one year and until his successor is elected and qualifies. Unless authority is withheld, the proxies will be voted for the election of such nominees. Except for Messrs. Qureshi and Reilly who were elected to the Board of Directors in November 1994 and July 1994, respectively, all of the nominees were elected to the Board of Directors at the last Annual Meeting of Stockholders and are all currently serving as directors of the Company. If any such nominee cannot be a candidate for election at the Annual Meeting of Stockholders, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election only of the remaining nominees.

     The following table contains a summary of the background and principal occupations of the nominees.

                                                                                      DIRECTOR
                                      NOMINEE                                          SINCE
----------------------------------------------------------------------------------------------
RUDOLPH I. J. AGNEW (60)............................................................    1989
  Former Chairman and Chief Executive Officer of Consolidated Gold Fields PLC, a
     natural resources company; Chairman, World Conservation Monitoring Centre, a charitable organization for environmental data gathering
  Director of NMC, Bona Shipbuilding Ltd., LASMO PLC, New London PLC, Redland PLC
     and Standard Chartered PLC
----------------------------------------------------------------------------------------------
J. P. BOLDUC (55)...................................................................    1994
  Director of W. R. Grace & Co., a specialty chemical and health care company since
     1986; President from 1990 through March 3, 1995 and Chief Executive Officer from January 1, 1993 through March 3, 1995 of W. R. Grace & Co.
  Director of NMC, Brothers Gourmet Coffee, Inc., Marshall & Ilsley Corporation,
     Sunstrand Corporation and Unisys Corporation
----------------------------------------------------------------------------------------------

RONALD C. CAMBRE (56)...............................................................    1993
  Chairman of the Company since January 1, 1995, President since June 1, 1994 and
     Chief Executive Officer since November 1, 1993, previously Vice Chairman from
     November 1, 1993 through December 31, 1994; previously Vice President and
     Senior Technical Advisor to the Office of the Chairman of Freeport-McMoRan
     Inc., a natural resources company, since 1988
  Chairman, President and Chief Executive Officer and Director of NMC
----------------------------------------------------------------------------------------------

JOSEPH P. FLANNERY (62).............................................................    1989
  Chairman, President and Chief Executive Officer of Uniroyal Holding, Inc., a
     holding company; Partner in Clayton & Dubilier, Inc., an investment firm, from
     September 1, 1988 through December 31, 1990
  Director of NMC, APS Holding Corporation, Arvin Industries, Inc., Ingersoll-Rand
     Company, K-Mart Corporation and The Scotts Company
----------------------------------------------------------------------------------------------

THOMAS A. HOLMES (71)...............................................................    1989
  Retired Chairman and Chief Executive Officer of Ingersoll-Rand Company, a
     manufacturer of machinery
  Director of NMC, Arvin Industries, Inc., Becton, Dickinson and Company and W. R.
     Grace & Co.
----------------------------------------------------------------------------------------------

                                                                                      DIRECTOR
                                      NOMINEE                                          SINCE
----------------------------------------------------------------------------------------------
ROBIN A. PLUMBRIDGE (59)............................................................    1989
  Chairman and Chief Executive Officer of Gold Fields of South Africa Limited, a
     natural resources company
  Director of NMC, Driefontein Consolidated Limited and Kloof Gold Mining Company
     Limited
----------------------------------------------------------------------------------------------

ROBERT H. QUENON (66)...............................................................    1988
  Mining consultant since August 16, 1991; previously Chairman of Peabody Holding
     Company, Inc., a coal producer, from August 16, 1990 through August 15, 1991, previously President and Chief Executive Officer
  Chairman of Federal Reserve Bank of St. Louis; Director of Laclede Steel Company
     and Union Electric Company
----------------------------------------------------------------------------------------------

MOEEN A. QURESHI (64)...............................................................    1994
  Chairman and Managing Partner of Emerging Markets Partnership, a private investment management company since June 1992; Prime Minister of Pakistan from
     July 1993 through October 1993; previously Senior Vice President, Operations,
     World Bank
  Director of NMC
----------------------------------------------------------------------------------------------

MICHAEL K. REILLY (62)..............................................................    1994
  Chairman of Zeigler Coal Holding Company, a coal producer, since 1985, previously
     Chief Executive Officer from 1983 through December 31, 1994, previously
     President from 1983 through 1991
  Director of NMC
----------------------------------------------------------------------------------------------

JAMES V. TARANIK (54)...............................................................    1986
  President of Desert Research Institute, University and Community College System of
     Nevada, an environmental research organization
----------------------------------------------------------------------------------------------

WILLIAM I. M. TURNER, JR. (66)......................................................    1989
  Chairman and Chief Executive officer of EXSULTATE INC., a holding company, since
     July 1, 1990; previously Chairman and Chief Executive Officer of PCC Industrial
     Corporation, a holding company, from February 1, 1989 through June 30, 1990
  Director of NMC and Schroders PLC
----------------------------------------------------------------------------------------------

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE FOREGOING NOMINEES AND, UNLESS A STOCKHOLDER GIVES INSTRUCTIONS ON THE PROXY CARD TO THE CONTRARY, THE APPOINTEES NAMED THEREON INTEND SO TO VOTE.

     NGC TRANSACTION. On March 18, 1994, the Company and NMC entered into a transaction (the "NGC Transaction") to combine the operations of the Company and NMC, effective as of January 1, 1994. In the NGC Transaction, NMC transferred to the Company all of the assets of NMC, other than 85,850,101 shares of the Company's common stock owned by NMC and the Company assumed all existing and future liabilities of NMC (but not NMC's obligations with respect to NMC's $5.50 convertible preferred stock and employee stock options of NMC exercisable for the common stock of NMC). In addition, as part of the NGC Transaction, in order to equalize, as closely as possible, the outstanding number of shares of common stock of NMC and the number of shares of common stock of the Company held by NMC, and to maintain such equality thereafter, NMC effected a stock split of its common stock and the Company (i) issued to NMC preferred stock of the Company having terms identical to the NMC's preferred stock (except that upon conversion, NMC will be entitled to receive shares of Company common stock (instead of NMC common stock)) and (ii) issued to NMC options exercisable for Company common stock (the "NGC Options") on the same terms as NMC's options. The preferred stock issued by the Company to NMC will be converted into common stock of the Company if and to the extent NMC's preferred stock is converted. The NGC Options have been and will be exercised if and to the extent NMC's employee stock options are exercised. As part of the NGC Transaction, additional NGC Options have been and will be granted by the Company to NMC if and to the extent additional employee stock options are granted by NMC, to maintain, as closely as possible, equality between the outstanding number of shares of common stock of NMC and the number of shares of common stock of the Company held by NMC. The Company and NMC operate as a single economic unit.

     STOCK OWNERSHIP. As of March 9, 1995, all directors and executive officers of the Company as a group beneficially owned 14,387 shares of the Company's common stock, constituting in the aggregate less than 1% of the Company's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power. Except as described under "Principal Stockholders of NMC", as of March 9, 1995, all directors and executive officers of the Company as a group beneficially owned 419,475 shares of NMC's common stock, constituting in the aggregate less than 1% of NMC's outstanding common stock. The nature of beneficial ownership of all such shares is sole voting and investment power. The following table sets forth the number of shares of common stock of the Company and the number of shares of common stock of NMC beneficially owned by the Company's directors and executive officers as of March 9, 1995:

                      NAME OF                         SHARES OF COMPANY          SHARES OF NMC
                  BENEFICIAL OWNER                    COMMON STOCK OWNED     COMMON STOCK OWNED(1)
----------------------------------------------------  ------------------     ---------------------
Rudolph I. J. Agnew.................................           625                    2,496
J. P. Bolduc........................................           625                      -0-
Ronald C. Cambre....................................         4,480                   50,347(2)
Graham M. Clark, Jr. ...............................           991                   54,976(2)
Joseph P. Flannery..................................           625                    2,745
Eric Hamer..........................................           -0-                   51,781(2)
Thomas A. Holmes....................................           625                    6,948
Lawrence T. Kurlander...............................           810                    5,680(2)
Wayne W. Murdy......................................         1,381                   66,869(2)
Robin A. Plumbridge.................................           625                    2,496
Robert H. Quenon....................................           925                      374
Moeen A. Qureshi....................................           625                      -0-
Michael K. Reilly...................................           625                    5,000
James V. Taranik....................................           725                      124
William I. M. Turner, Jr. ..........................           625                    8,000
All directors and executive officers as a group,
  including those named above (30 persons)..........        14,387                  419,475(2)

---------------

(1) None of the directors or executive officers of the Company beneficially own any shares of NMC's convertible preferred stock.

(2) Includes 45,555 shares, 49,610 shares, 49,984 shares, 4,680 shares, 59,907 and 366,256 shares of NMC common stock which Messrs. Cambre, Clark, Hamer, Kurlander and Murdy and all directors and executive officers as a group, respectively, have the right to acquire on or within 60 days after March 9, 1995 by the exercise of options granted by NMC.

     PRINCIPAL STOCKHOLDERS OF NMC. The description of the beneficial ownership of the outstanding NMC common stock and the other information which is set forth below is based upon the Schedules 13D under the Securities Exchange Act of 1934 filed with the Securities and Exchange Commission ("SEC") by the persons reporting such beneficial ownership and certain additional information provided by such persons to NMC. The power of such persons to vote and dispose of the NMC common stock is subject to the contractual arrangements described below.

     According to a Schedule 13D dated April 23, 1993 (as amended by Amendment 1 thereto dated May 10, 1993 and Amendment No. 2 thereto dated April 28, 1994, the "Soros Schedule 13D") and Statements of Changes in Beneficial Ownership on Form 4, dated July 8, 1994, filed by Mr. George Soros ("Soros") with the SEC under the Exchange Act, as of June 24, 1994, Quota Fund N.V. ("Quota"), Quantum Fund N.V.

("Quantum") and Quasar International Partners C.V. ("Quasar") could be deemed to own beneficially, in the aggregate, 10,194,700 shares of NMC common stock (which number includes the number of shares that Quasar would hold upon conversion of the 8,200 depositary shares referred to below), or approximately 11.9% of the then outstanding NMC common stock. The shares of NMC common stock were acquired by Quota, Quantum and Quasar at the direction of Soros Fund Management ("SFM"), an investment advisory firm whose sole proprietor is Soros. SFM acts as the principal investment manager or asset manager to Quota, Quantum and Quasar. The sole power to direct the disposition of the shares of NMC common stock currently owned by Quota, Quantum and Quasar is held by SFM. In addition, the authority to vote such shares of NMC common stock is shared by SFM with Quota, Quantum and Quasar, acting through their respective corporate officers, but, according to the Soros Schedule 13D, SFM anticipates that, if exercised, such voting power would be exercised in accordance with recommendations given by SFM. SFM shares the power to direct the disposition of 8,200 depositary shares, each representing one-half of one share of NMC's convertible preferred stock, par value $5.50 per share (which shares are convertible into 11,265 shares of NMC common stock), held by Quasar with D. Nolan Management Company, Inc. ("Nolan"). The authority to vote these securities is shared by SFM and Nolan with Quasar, acting through the corporate officers of Quasar's managing general partner, but SFM anticipates that, if exercised, such voting power would be exercised in accordance with recommendations given by Nolan or SFM. According to the Soros
Schedule 13D, Soros, as sole proprietor of SFM, may be deemed for purposes of
Section 13(d) of the Securities Exchange Act of 1934 to be the beneficial owner of the shares of NMC common stock beneficially owned by Quota, Quantum and Quasar.

     According to the Soros Schedule 13D dated as of April 28, 1994, certain clients of Priority Investment Management, Incorporated ("Priority"), for which Priority has investment discretion, beneficially owned 1,301,143 shares of NMC's common stock, or approximately 1.52% of NMC's then outstanding common stock. According to the Soros Schedule 13D, Mr. Stanley F. Druckenmiller ("Druckenmiller"), Chief Executive Officer and principal stockholder of Priority, and Priority may be deemed for purposes of Section 13(d) of the Securities Exchange Act of 1934 to be beneficial owners of the shares of NMC's common stock beneficially owned by the clients of Priority.

     In connection with the acquisitions of the shares of NMC common stock described above, NMC entered into a Standstill Agreement dated as of May 10, 1993 with Soros, SFM, Druckenmiller (a predecessor entity to Priority), Quantum, Quasar and Quota (collectively, with certain other entities, the "Soros Group") providing, among other things, for certain restrictions on shareholdings by the Soros Group. The Standstill Agreement was filed as an exhibit to NMC's annual report on Form 10-K for the year ended December 31, 1993.

     DIRECTORS' FEES, COMMITTEES AND MEETINGS. Directors who are neither directors of NMC nor officers nor employees of the Company, NMC or any of the Company's subsidiaries are entitled to receive $25,000 per annum for serving as directors on the Company's Board of Directors. All directors are entitled to receive an attendance fee of $1,000 per meeting of the Board of Directors. Each director who is neither an officer nor an employee of the Company, NMC or any of the Company's subsidiaries is entitled to receive an attendance fee of $750 per meeting of a committee of which he is a member and $1,000 per meeting in the case of the Chairman of the committee.

     In addition, pursuant to the Company's Directors' Stock Award Plan, directors who are not employees of the Company, NMC or any of the Company's subsidiaries will receive 625 shares of common stock of the Company annually on the date of their election or re-election at the Annual Meeting of Stockholders commencing in 1995. Under the terms of such plan, each eligible director also received 625 shares when the plan became effective in November 1994. If a person who is not an employee of the Company, NMC or any of the Company's subsidiaries becomes a director in any year, after the Annual Meeting of Stockholders held in such year, such person will receive 625 shares of common stock of the Company on the effective date of such person's election as a director of the Company. Shares awarded under the plan are transferable only after five years or on such earlier date on which the participating person is no longer a director and which is at least six months after the participant receives such shares. The shares will also become transferable upon the death or disability of a participant.

     On retirement from the Board of Directors at any time after attaining age 65, a director who is not entitled to a pension under the Company's Pension Plan (i.e., a director who has not been an officer or employee of the Company, NMC or their subsidiaries) and who has served for at least ten consecutive years as a director of the Company or NMC is entitled to be paid an annual sum of $20,000 and an amount equal to the per annum fee paid to him in his capacity as a director during his final year of service on the Board of Directors, in each case, for life.

     During 1994, the Board of Directors held eight meetings and each incumbent director attended more than 75% in the aggregate of all meetings of the Board of Directors and committees of the Board of Directors on which he served for the period during which he was a member except for Mr. Reilly who attended 66% of the meetings of the Board of Directors for the period during which he was a director.

     The Board of Directors has, in addition to other standing committees, audit, compensation and nominating committees. Members of these three committees are not, and have not been, officers or employees of the Company, NMC or their subsidiaries. The members of these committees during all or part of 1994 were:

        AUDIT                     COMPENSATION                     NOMINATING
----------------------    ----------------------------    ----------------------------
J. P. Bolduc(2)           Rudolph I. J. Agnew(2)          Rudolph I. J. Agnew(2)
Joseph P. Flannery(2)     Joseph P. Flannery(1)(2)        J. P. Bolduc(2)
Pierre Haas(3)            Thomas A. Holmes(2)             Joseph P. Flannery(2)
Robin A. Plumbridge(2)    Robin A. Plumbridge(2)          Thomas A. Holmes(1)(2)
Robert H. Quenon(1)(2)    William I. M. Turner, Jr.(2)    William I. M. Turner, Jr.(2)
James V. Taranik(2)

---------------
(1) Chairman
(2) Current member
(3) Former director

     The Audit Committee recommends independent public accountants to act as auditors for the Company for consideration by the Board of Directors, reviews the Company's financial statements, confers with the independent public accountants with respect to the scope and results of their audit of the Company's financial statements and their reports thereon, reviews the Company's accounting policies, tax matters and internal controls and oversees compliance by the Company with requirements of the Financial Accounting Standards Board and federal regulatory agencies. The Audit Committee also reviews non-audit services furnished to the Company by the independent public accountants, primarily consultation on tax matters. Access to the Audit Committee is given to the Company's Controller and Director of Internal Audit. During 1994, the Audit Committee held three meetings.

     The Compensation Committee in conjunction with the Compensation Committee of NMC recommends to the Board of Directors the levels and forms of compensation to be paid to the officers and key employees of the Company and its subsidiaries and bonus awards under the Company's Annual Incentive Compensation Plan. During 1994, the Compensation Committee held four meetings.

     The Nominating Committee's function is to propose to the Board of Directors slates of directors to be elected at the Annual Meetings of Stockholders (and any directors to be elected by the Board of Directors to fill vacancies) and slates of officers to be elected by the Board of Directors. During 1994, the Nominating Committee held three meetings. The Nominating Committee will consider for nomination to become directors any persons recommended by stockholders. Recommendations may be submitted to the Nominating Committee in care of the Secretary of the Company at 1700 Lincoln Street, Denver, Colorado 80203.

            CONTRACTUAL ARRANGEMENT WITH NEWMONT MINING CORPORATION

     The Company's taxable income is included in the consolidated federal income tax return of NMC and its 80% or greater owned subsidiaries, filed by NMC as parent, and certain other state income tax returns filed by NMC on a combined, consolidated or unitary basis. Effective January 1, 1994, NMC and the Company have entered into a new tax sharing agreement for the allocation of federal, state and foreign income taxes.

     Under the agreement, the Company has succeeded to all NMC federal, state and foreign income tax attributes existing as of December 31, 1993, and has assumed all NMC liabilities for federal, state and foreign income taxes, interest and penalties attributable to tax periods ending on or before December 31, 1993.

     For all tax periods beginning after December 31, 1993, the Company will determine its federal, state and foreign income tax liability on a separate return basis, which shall include the taxable income, loss, credits and other relevant tax items attributable to all members of the Newmont consolidated, combined or unitary group that are owned directly or indirectly by the Company.

     Consistent therewith, the Company will pay to NMC the greater of regular corporate income tax or the corporate alternative minimum tax, as applicable, computed on a separate return basis, including interest and penalties. The Company will tender payment to NMC no later than the time the Company would have been required to pay income tax to the Internal Revenue Service ("IRS") or the relevant state or foreign taxing authorities had the Company filed on a separate return basis.

     NMC, in turn, will pay to the Company amounts equal to the refunds the Company would have been entitled to receive had the Company filed separate company returns, including interest and rebate of penalties. NMC will tender payment to the Company no later than the time the Company would have been entitled to receive such tax refunds from the IRS or the relevant state or foreign taxing authorities had the Company filed on a separate return basis.

     The Company may deduct net operating losses from federal, state or foreign taxable income as determined on a separate return basis. Such loss will be given effect only to the extent that the losses reduced the actual tax liability of the consolidated, combined or unitary group, or resulted in an actual refund of tax to the group. NMC's obligation will not extend to any interest on such taxes.

     In the event that the Company fails to satisfy its obligations regarding payment of federal, state or foreign income taxes, interest and penalties under the agreement, NMC can seek payment of such obligations from any member of the Newmont consolidated or combined group that is owned directly or indirectly by the Company.

                             EXECUTIVE COMPENSATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows the total compensation earned or paid to the Chief Executive Officer and to each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, for services rendered in all capacities to the Company, NMC and the Company's subsidiaries in 1994, 1993 and 1992.

                           SUMMARY COMPENSATION TABLE

                                                                           LONG TERM COMPENSATION
                                                                        -----------------------------
                                               ANNUAL COMPENSATION      RESTRICTED       SECURITIES
               NAME/                          ---------------------       STOCK          UNDERLYING           ALL OTHER
         PRINCIPAL POSITION          YEAR      SALARY       BONUS         AWARDS        OPTIONS(#)(5)      COMPENSATION(6)
------------------------------------ ----     --------     --------     ----------      -------------      ---------------
Ronald C. Cambre                     1994     $514,000(1)  $321,278      $153,722(4)           -0-             $ 9,000
  Chairman, President and            1993       80,000(1)    75,000(2)        -0-          302,038                 -0-
  Chief Executive Officer            1992          N/A          N/A           N/A              N/A                 N/A
Wayne W. Murdy                       1994      223,000      108,491        47,386(4)           -0-               9,000
  Senior Vice President              1993      215,000      109,930        38,832              -0-               6,450
  and Chief Financial Officer        1992          827      242,500(3)        -0-          149,771                 -0-
Graham M. Clark, Jr.                 1994      223,000       95,113        34,004(4)           -0-               9,000
  Senior Vice President              1993      215,000      102,814        31,969              -0-               9,000
  and General Counsel                1992      200,000      105,243        24,000          149,771               9,000
Lawrence T. Kurlander                1994      161,250(7)   132,020(7)     27,794(4)       108,583               3,225
  Senior Vice President,             1993          N/A          N/A           N/A              N/A                 N/A
  Administration                     1992          N/A          N/A           N/A              N/A                 N/A
Eric Hamer                           1994      164,000       53,776           -0-              -0-               9,000
  Vice President,                    1993      160,000       49,040           -0-              -0-               9,000
  Indonesian Projects                1992      155,000       68,859           -0-           89,861               9,000
T. Peter Philip(8)                   1994      182,387(9)   100,038           -0-              -0-               8,060
  Former President                   1993      331,000(9)   182,474        67,084              -0-               9,000
  and Chief Operating Officer        1992      311,500(9)   180,405        45,000          109,832               9,000

---------------
N/A -- Not applicable

(1) Became an executive officer on November 1, 1993. Salary in 1993 based on an annualized base salary of $450,000 for the period from November 1, 1993 through December 31, 1993. See "Executive Agreements" below. Such amounts also include director's fees of $14,000 and $5,000 in 1994 and 1993, respectively.

(2) The amount of Mr. Cambre's bonus was stipulated by the terms of his employment agreement. See "Executive Agreements" below.

(3) Mr. Murdy became an executive officer on December 31, 1992. The amount shown consists of a "sign-on" bonus of $75,000, a one-time payment of $117,500 to compensate Mr. Murdy for a bonus foregone as a result of his agreement to undertake his current duties with the Company and NMC and a reimbursement to Mr. Murdy of $50,000 for expenses incurred in connection with the cancellation of a home construction contract in Mr. Murdy's former city of residence.

(4) Value of restricted stock awarded under the Company's Annual Incentive Compensation Plan for 1994 at the election of the Company's Compensation Committee in lieu of cash. Dividends are payable on the shares awarded. These shares are subject to two year vesting and were issued in January 1995 in the following amounts:

                                                                                                    #
                                                                                                 -------
            Ronald C. Cambre...................................................................    4,480
            Wayne W. Murdy.....................................................................    1,381
            Graham M. Clark, Jr................................................................      991
            Lawrence T. Kurlander..............................................................      810

    The number of shares and value of restricted stock of NMC held by the named executive officers on December 31, 1994 was as follows:

                                                                                          #        $
                                                                                        ------  --------
            Ronald C. Cambre..........................................................     -0-       -0-
            Wayne W. Murdy............................................................     847    30,439
            Graham M. Clark, Jr.......................................................   1,471    52,864
            Lawrence T. Kurlander.....................................................     -0-       -0-
            Eric Hamer................................................................     -0-       -0-
            T. Peter Philip...........................................................     -0-       -0-

    On December 31, 1994, none of the named executive officers held any restricted shares of the Company.

(5) Represents special equity option grants for NMC stock made to these individuals by NMC which generally vest over a period of four to five years, except for Mr. Kurlander whose options vest over a period of approximately one to three years.

(6) The amounts shown represent the Company's contributions and credits to its Employee Savings Plan and nonqualified supplemental Savings Equalization Plan for the named executive officers.

(7) Mr. Kurlander became an executive officer on April 1, 1994. Salary in 1994 based on an annualized base salary of $215,000 for the period April 1, 1994 through December 31, 1994. The bonus amount shown consists of a "sign-on" bonus of $60,000 and a bonus under the Company's Annual Incentive Compensation Plan of $72,020 for the period April 1, 1994 through December 31, 1994.

(8) Mr. Philip retired as President and Chief Operating Officer of the Company and of NMC on June 1, 1994.

(9) Includes director's fees of $6,000, $16,000 and $11,500 in 1994, 1993 and
    1992, respectively.

     STOCK OPTIONS GRANTED BY NMC. The following table contains information concerning the grant of stock options by NMC in 1994 under its stock option plans with respect to the named executive officers.

                             OPTION GRANTS IN 1994

                                                                                                        POTENTIAL REALIZABLE
                                        INDIVIDUAL GRANTS                                                 VALUE AT ASSUMED
--------------------------------------------------------------------------------------------------        ANNUAL RATES OF
                             NUMBER OF     PERCENT OF                                                       STOCK PRICE
                            SECURITIES    TOTAL OPTIONS                                                     APPRECIATION
                            UNDERLYING     GRANTED TO                    MARKET PRICE                     FOR OPTION TERMS
                              OPTIONS     PARTICIPANTS      EXERCISE       ON GRANT     EXPIRATION    ------------------------
           NAME             GRANTED (#)      IN 1994      PRICE ($/SH)   DATE ($/SH)       DATE           5%           10%
--------------------------  -----------   -------------   ------------   ------------   ----------    -----------   ----------
Lawrence T. Kurlander.....      9,360(1)        2.0           46.27          46.27       03/31/04     $   272,845   $  688,609
                               44,932(2)        9.5           40.07          40.07       11/15/04       1,134,268    2,862,676
                               14,977(3)        3.2           48.08          40.07       11/15/04         258,115      834,238
                               14,977(3)        3.2           52.08          40.07       11/15/04         198,207      774,330
                               14,977(3)        3.2           56.09          40.07       11/15/04         138,149      714,273

---------------

(1) These options were granted by NMC on April 1, 1994 and become exercisable for NMC stock in two annual increments of 50% each commencing on April 1, 1995.

(2) These options were granted by NMC on November 16, 1994 and become exercisable for NMC common stock in three annual increments of 33 1/3% each commencing on April 28, 1995. All of these options are exercisable at the indicated exercise price but only if on the day prior to exercise the price of NMC's common stock is at least 125% of the exercise price ($50.09).

(3) These options were granted by NMC on November 16, 1994 and become exercisable for NMC common stock in full, as follows:

  EXERCISE                                                 DATE ON
PRICE ($/SH)                                          WHICH EXERCISABLE
------------                                          -----------------
   48.08............................................    June 23, 1995
   52.08............................................    June 23, 1996
   56.09............................................    June 23, 1997

     NMC OPTION EXERCISES AND HOLDINGS. The following table sets forth information with respect to the named executive officers concerning the exercise of NMC options in 1994 and unexercised NMC options held at the end of 1994.

                    AGGREGATED OPTION EXERCISES IN 1994 AND
                          1994 YEAR-END OPTION VALUES

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                             SHARES                       OPTIONS AT 1994            IN-THE-MONEY OPTIONS
                                            ACQUIRED                       YEAR-END (#)                AT 1994 YEAR-END
                                               ON         VALUE     ---------------------------   ---------------------------
                  NAME                    EXERCISE (#)   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----------------------------------------  ------------   --------   -----------   -------------   -----------   -------------
Ronald C. Cambre........................        -0-      $    -0-      75,509        226,529        $   -0-       $     -0-
Wayne W. Murdy..........................        -0-           -0-      21,092        113,702            -0-         439,447
Graham M. Clark, Jr.....................        -0-           -0-      19,657        104,839         20,077         382,812
Lawrence T. Kurlander...................        -0-           -0-         -0-         99,223            -0-             -0-
Eric Hamer..............................      8,986       152,064      32,012         62,903         44,164         229,689
T. Peter Philip.........................     26,009       266,545         -0-            -0-            -0-             -0-

     PENSION PLANS. The following table shows the estimated pension benefits payable to a covered participant at normal retirement age (62 years) under the Company's qualified defined benefit pension plan (the "Pension Plan"), as well as under the Company's nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code limitations on qualified plan benefits, based on remuneration that is covered under the plans and years of service with the Company, NMC and the Company's subsidiaries.

                               PENSION PLAN TABLE

                                                                  YEARS OF SERVICE
                                              --------------------------------------------------------
REMUNERATION                                     15          20          25          30          35
------------                                  --------    --------    --------    --------    --------
 $  100,000.................................  $ 26,250    $ 35,000    $ 43,750    $ 52,500    $ 61,250
    150,000.................................    39,375      52,500      65,625      78,750      91,875
    200,000.................................    52,500      70,000      87,500     105,000     122,500
    250,000.................................    65,625      87,500     109,375     131,250     153,125
    300,000.................................    78,750     105,000     131,250     157,500     183,750
    350,000.................................    91,875     122,500     153,125     183,750     214,375
    400,000.................................   105,000     140,000     175,000     210,000     245,000
    450,000.................................   118,125     157,500     196,875     236,250     275,625
    500,000.................................   131,250     175,000     218,750     262,500     306,250
    550,000.................................   144,375     192,500     240,625     288,750     336,875
    600,000.................................   157,500     210,000     262,500     315,000     367,500
    650,000.................................   170,625     227,500     284,375     341,250     398,125
    700,000.................................   183,750     245,000     306,250     367,500     428,750
    750,000.................................   196,875     262,500     328,125     393,750     459,375
    800,000.................................   210,000     280,000     350,000     420,000     490,000
    850,000.................................   223,125     297,500     371,875     446,250     520,625
    900,000.................................   236,250     315,000     393,750     472,500     551,250
    950,000.................................   249,375     332,500     415,625     498,750     581,875
  1,000,000.................................   262,500     350,000     437,500     525,000     612,500
  1,050,000.................................   275,625     367,500     459,375     551,250     643,125
  1,100,000.................................   288,750     385,000     481,250     577,500     673,750

     A participant's remuneration covered by the Pension Plan is his or her average base salary and bonus, including amounts paid in the form of NMC restricted stock (as reported in the Summary Compensation Table) for the sixty consecutive months in which the highest level of compensation was paid to the participant during the last one hundred twenty months of the participant's career with the Company, NMC and their subsidiaries. The approximate term of service as of the end of 1994 for each named executive officer is: Mr. Cambre one year; Mr. Clark 11 years; Mr. Murdy two years; Mr. Kurlander eight months; Mr. Hamer 20 years. Benefits shown are computed on a straight single life annuity basis beginning at age 62. Such amounts have not been reduced for Social Security benefits.

     OFFICERS' DEATH BENEFIT PLAN AND GROUP LIFE INSURANCE PROGRAM. The Company has an Officers' Death Benefit Plan which provides a death benefit of three times annual base salary for an executive officer who dies while an active employee and a death benefit of one times final annual base salary for an executive officer who dies after retiring at or after normal retirement age. For retirement prior to normal retirement age, the post-retirement death benefit is 30% to 100% of one times final annual base salary, depending on the number of years to normal retirement age. Mr. Clark is a participant in a prior plan and has a death benefit of the greater of $770,000 or three times annual base salary while an active employee and a post-retirement death benefit based on retirement at or after normal retirement age of the greater of $385,000 or one times final annual base salary. Under such prior plan, for retirement prior to normal retirement age, Mr. Clark's post-retirement death benefit is 30% to 100% of the greater of $385,000 or one times final annual base salary, depending on the number of years to normal retirement age. Coverage under the Officers' Death Benefit Plan is offset by group life insurance maintained for the benefit of all salaried employees of the Company, NMC and certain of their subsidiaries.

     EXECUTIVE AGREEMENTS. An agreement is currently in effect between the Company, NMC and Mr. Cambre which provides for a base salary of $500,000 for 1994. Mr. Cambre's employment agreement is effective until his 62nd birthday, unless terminated earlier as provided in the agreement. In the event Mr. Cambre's employment is terminated without "cause" (as defined below) and without any breach by Mr. Cambre of such agreement, he will be entitled to receive a lump sum payment equal to twice his annual base salary for each twelve-month period in the remaining term of his employment, provided that such term will not exceed two years.

     Mr. Murdy's letter of offer of employment provides that if his employment is terminated other than for "cause" (as defined below) before December 31, 1997, he will be entitled to receive 35 months of his then annual base salary plus certain other severance benefits; thereafter, he will be entitled to 24 months of salary plus benefits.

     Any benefits to which Messrs. Cambre and Murdy may be entitled from the Company's Severance Pay Plan reduce the benefits due under these arrangements.

     "Cause" as a basis for termination under these arrangements is generally limited to (i) misappropriation of funds of the Company, NMC or their subsidiaries, (ii) conviction of a felony, (iii) obtaining personal benefit from any transaction between the Company, NMC or their subsidiaries and a third party without the prior approval of such benefit by the Company's Board of Directors or (iv) obtaining a personal profit from the sale of the Company's, NMC's or their subsidiaries' trade secrets.

     Mr. Gordon R. Parker, former Chairman of the Board and Chief Executive Officer of the Company and of NMC, has been retained by the Company and NMC as a consultant. He will receive in the aggregate compensation equal to $300,000 per annum through December 31, 1995.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company is composed entirely of directors who are neither officers nor employees of the Company nor NMC. The Company's Compensation Committee is responsible to the Board and by extension to the stockholders of the Company and NMC for setting and administering the policies which govern both annual compensation and stock incentive programs for the Company's and NMC's executive officers and other key employees. The members of the Company's Compensation Committee are also directors of NMC and serve on the NMC Compensation Committee. The membership of the two Committees is identical. As a result of the NGC Transaction, the Company and NMC operate as a single economic unit and the Company pays the compensation expenses of NMC. The following report reflects the compensation philosophy and decisions of both Committees.

     There are three elements to the Company's and NMC's executive compensation program -- base salaries, annual incentives and stock options.

     BASE SALARIES. The base salaries of Mr. Cambre and the other named executive officers fall within salary ranges that reflect competitive pay levels within the mining industry as a whole for the positions they hold. The Company and NMC subscribe to and participate in surveys of executive-level compensation. One of the surveys in which the Company and NMC participate is devoted exclusively to the gold mining industry and includes information about 15 companies based in North America. This survey not only includes the four companies that comprise the S&P Gold Index shown on the Company's Performance Graph below, but also includes a number of companies which the Committees believe are more appropriate for comparison with the Company and NMC for purposes of analyzing executive compensation. Based on a review of such survey information, the Committees believe that the base salaries of the Company's and NMC's executive officers are generally between the median and 75th percentile of base salaries for comparable positions in the gold mining industry. The Company and NMC participate in other surveys as well, which cover a wide range of industries and companies. Although many of the companies included in these broader surveys are not capable of meaningful comparison with the Company and NMC, the Company and NMC use such surveys to identify general trends in executive compensation.

     Base salary increases are made on the basis of changes in industry levels as well as evaluated individual contribution and the Company's and NMC's performance in the prior year. The 1994 base salary increases of Messrs. Murdy, Clark and Hamer were in line with increases in base salaries for comparable industry positions as reflected in the gold mining industry survey. Mr. Cambre's 1994 base salary was determined by the terms of his employment agreement.

     ANNUAL INCENTIVES. Annual incentive awards are made pursuant to the Company's Annual Incentive Compensation Plan. The named executive officers (and other participants at specified salary levels) are eligible to receive both a corporate performance bonus and a personal performance bonus. Corporate performance bonuses are paid in cash and are based upon the attainment of production and cost-of-production goals established annually by the Company's Board of Directors on the recommendation of its Compensation Committee. Such goals are more demanding than budgeted production and cost-of-production goals. At year-end, actual cash costs of production are adjusted to consider the effect of actual production over or under targeted production. Such adjusted costs are then compared with targeted costs to determine a "corporate performance percentage". The Company must achieve a minimum percentage (designated by the Company's Board of Directors to be 85%) before any bonuses based on corporate performance can be made to participants in the Plan. Corporate performance bonuses are incrementally increased (or decreased) in accordance with incrementally higher (or lower) performance percentages (with the maximum percentage being 120%). In 1994, the Company achieved a corporate performance percentage of 100.29%. In addition, each year the Company's Board of Directors designates a minimum average price of gold per ounce when the corporate performance target is determined. No corporate or personal performance bonuses may be paid for any year in which the Company does not realize such minimum average price of gold per ounce.

     Personal performance bonuses are based upon an evaluation of a participant's personal contribution to the Company and NMC and are also typically paid in cash. However, 1994 personal performance bonuses to Messrs. Cambre, Murdy, Clark and Kurlander were paid 50% in cash and 50% in the form of restricted shares of the Company's common stock, subject to two-year vesting provisions. The restricted stock component of the Plan is intended to align the interests and motivation of such recipients with the interests of the Company's and NMC's stockholders. It is believed that such ownership will positively influence long-term decision making since awards for current performance will be impacted by future stock prices. In 1994, personal performance awards to the named executive officers and other Plan participants were based primarily on such persons' completion or advancement of the goals established to maximize stockholder value. For 1994 such goals included (i) completing the NGC Transaction, (ii) replacing depleting reserves at a rate at least equal to current production, (iii) establishing a program to increase production at certain mining sites to certain targeted levels, (iv) identifying construction project problems and instituting appropriate corrective actions, (v) completing the financing for a new production facility at the Carlin mine, (vi) finalizing feasibility and technical studies for certain projects in Asia, (vii) finalizing certain legal arrangements related to a mill closure and to certain consent decrees and (viii) developing a strategic business plan for the Company and NMC. In making their determinations concerning personal performance bonuses, the Committees also took into consideration the fact that income before taxes exceeded target, notwithstanding delays in completing the commissioning of a new production facility at the Carlin mine. The Committees weighed each factor equally in determining the value of any named executive officer's contribution to the Company, NMC and their respective stockholders.

     Participants in the Plan are assigned target awards as a percentage of their base salary. Target awards increase at higher management levels to 100% of salary in the case of Mr. Cambre. The weighting of corporate performance and personal performance factors varies by participant, and in the case of Mr. Cambre was one-third corporate performance and two-thirds personal performance.

     The sum of an individual's base salary and his or her target annual incentive award is generally targeted to approach the 75th percentile for comparable positions in the gold mining industry when performance goals are met.

     The Chief Executive Officer's 1994 corporate performance bonus was based on the corporate performance percentage described above, while his 1994 personal performance bonus was based on his individual accomplishments as well as the overall results of the Company and NMC. Mr. Cambre's total 1994 cash and restricted stock bonus of $475,000 was equal to 95% of his 1994 base salary. Mr. Cambre's corporate performance bonus of $167,500 (33.3% of such total award) was based on a corporate performance percentage of 100.29% as described above. His personal performance bonus of $307,500 (64.7% of such total award) was based on Mr. Cambre's personal performance evaluation, which reflects his continuing leadership in advancing projects in Uzbekistan, Indonesia and Peru, in completing the NGC Transaction and in the positioning of the Company and NMC for future growth through a strategic planning process. The Committees considered Mr. Cambre's personal contributions to the Company and NMC to be especially significant during a period marked by an industry-wide downturn, the retirement of two of the Company's and NMC's senior executives, the death of a senior operational executive and Mr. Cambre's subsequent restructuring of the Company's and NMC's management team.

     STOCK OPTIONS. The third element of executive compensation -- stock options -- is long-term in nature. In 1992, NMC's Compensation Committee, which is also responsible for administering NMC's stock option plans, suspended its practice of making semi-annual stock option grants to Messrs. Clark and Hamer. Instead, the Committee awarded special equity option grants to these executives. In addition, Messrs. Cambre, Murdy and Kurlander were also awarded special equity option grants in November 1993, December 1992 and November 1994, respectively, when they joined, or shortly after they joined, the Company and NMC. These awards were based upon recommendations contained in a study undertaken for NMC's Compensation Committee by an independent compensation consultant which had been asked to design an option program which would align the financial interests of its key executives more closely with those of the stockholders of the Company and of NMC.

     The equity awards are stock options with special pricing features. With respect to half of these special grants the options are not exercisable unless NMC's common stock price rises to 125% of the exercise price on the day prior to exercise. With respect to the other half of the special grants, the exercise prices are set at successively higher levels above the value of NMC's common stock on the grant date. Individuals must own and place on deposit with NMC a number of shares equal to 2% of the shares covered by the options they were granted. The purpose of the deposited shares is to evidence a commitment to ownership and risk on the part of the executive in exchange for the leveraged opportunity to participate in the growth in share value represented by the options. The shares come off deposit when an option is exercised or expires. If the required number of shares are not placed on deposit, or if they are taken off deposit early, the option is proportionately reduced.

     POLICIES WITH RESPECT TO TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Under the Revenue Reconciliation Act of 1993, section 162 of the Internal Revenue Code was amended to eliminate, with certain exceptions, the deduction for certain compensation in excess of $1 million to any named executive officer, including the Chief Executive Officer. The Committees believe that NMC's stock option plans comply with the exceptions to this new limitation. It is possible that payments made from time to time under the Company's Annual Incentive Compensation Plan could constitute non-deductible compensation expenses. Altering such Plan to assure full deductibility of compensation, however, could inhibit the Committees' ability to adjust performance criteria as they deem appropriate. Because the Committees do not currently anticipate any significant increase in tax liability to the Company or NMC as a result of the section 162 amendments, the Committees have not altered their approach to setting incentive compensation in response to such amendments. Should the compensation levels of the Chief Executive Officer or any of the other named executive officers materially affect the Company's or NMC's tax position in the future, the Committees will consider establishing performance criteria that will allow the Company and NMC to avail themselves of all appropriate tax deductions.

     SUMMARY. The Committees believe that the combination of competitive base salaries, potentially significant performance-based annual incentives paid partially in restricted stock and a highly leveraged equity incentive represented by premium-priced options combined with an ownership commitment, represents a highly motivational and effective senior executive compensation program that strongly aligns the interests of management with those of the stockholders of the Company and of NMC in achieving above average long-term returns on investment.

     Submitted by the Compensation Committee of the Company's Board of
Directors:

            Joseph P. Flannery, Chairman       Robin A. Plumbridge
            Rudolph I. J. Agnew                William I. M. Turner, Jr.
            Thomas A. Holmes

                    FIVE-YEAR STOCKHOLDER RETURN COMPARISON

     The following graph assumes $100 invested on December 31, 1989 in the Company's common stock, the S&P 500 Index and the S&P Gold Index.

                     CUMULATIVE VALUE OF A $100 INVESTMENT
                       ASSUMING REINVESTMENT OF DIVIDENDS

      MEASUREMENT PERIOD         NEWMONT GOLD      S&P 500         S&P GOLD
    (FISCAL YEAR COVERED)           COMPANY         INDEX           INDEX*
1989                                  100             100             100
1990                                   87              97              88
1991                                   81             126              72
1992                                   66             136              67
1993                                   96             150             123
1994                                   74             152              99

          * Echo Bay Mines Ltd., Homestake Mining Company, Newmont Mining Corporation, Placer Dome Inc.

                            SECTION 16(A) REPORTING

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and holders of greater than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based solely on a review of the copies of such reports furnished to the Company and written representations from the Company's executive officers and directors that no Forms 5 were required, the Company believes that all Section 16(a) filing requirements applicable to the Company's officers and directors were complied with in 1994.

     NMC, which as of March 9, 1995, owned 89.2% of the outstanding common stock of the Company, failed to file five monthly reports covering an aggregate of 159 transactions, all of which relate to the NGC Transaction which is described under "NGC Transaction" above. All of these transactions, however, were reported on a 1994 Annual Statement of Beneficial Ownership on Form 5, which was timely filed. A total of 157 of such transactions relate to grants, exercises and cancellations of NGC Options granted to NMC pursuant to the NGC Transaction. All such grants, exercises and cancellations were effected as a result of grants, exercises or cancellations of comparable NMC employee stock options in order to maintain, as closely as possible, equality between the outstanding number of shares of common stock of NMC and the number of shares of common stock of the Company held by NMC. Development of appropriate procedures to coordinate NGC Option transactions with NMC employee stock option transactions and assembling the information needed for NMC's required filings under Section 16(a), given the substantial number of reportable transactions, resulted in the delay in the reporting of the transactions until the Form 5 filing.

                                 OTHER MATTERS

     The Board of Directors does not intend to bring other matters before the Annual Meeting of Stockholders except items incident to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment.

P       NEWMONT GOLD COMPANY
R       PROXY SOLICITED BY BOARD OF DIRECTORS FOR
O       ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 4, 1995
X
Y       The undersigned hereby appoints GRAHAM M. CLARK, JR., WAYNE W. MURDY and TIMOTHY J. SCHMITT,
        and each or any of them as proxies, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of Newmont Gold Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 9:30 a.m., local time, on Thursday, May 4, 1995 in the John D. Hershner Room,
        1700 Lincoln Street, Denver, Colorado, and any adjournments thereof, upon the matter listed on the reverse side hereof. The proxies appointed hereby may act by a majority of said proxies present at the meeting (or if only one is present, by that one).

        Election of Directors -- Nominees:
                R.I.J. Agnew, J.P. Bolduc, R.C. Cambre,
                J.P. Flannery, T.A. Holmes,
                R.A. Plumbridge, R.H. Quenon, M.A. Qureshi,
                M.K. Reilly, J.V. Taranik, W.I.M. Turner, Jr.

        YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOX, SEE
        REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH     ----------
        THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS        SEE
        YOU SIGN AND RETURN THIS CARD.                                                          REVERSE
                                                                                                  SIDE
                                                                                               ----------

--


         Please mark                         0233
/X/      your
         votes as in
         this
         example.


   THIS PROXY WHEN PROPERLY EXECUTED
WILL BE VOTED IN THE MANNER DIRECTED
HEREIN. IF NO DIRECTION IS MADE, THIS
PROXY WILL BE VOTED FOR ELECTION OF
DIRECTORS.

-------------------------------------------------------------------------------------------------------------------------------
           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING NOMINEES FOR ELECTION OF DIRECTORS (SEE REVERSE):
-------------------------------------------------------------------------------------------------------------------------------
                 FOR           WITHHELD
 Election of
 Directors       / /              / /
 (see reverse)
  For, except vote withheld from the following nominee(s):

 -----------------------------------
-------------------------------------------------------------------------------------------------------------------------------

                                             Please sign exactly as name appears
                                             hereon. Joint owners should each
                                             sign. When signing as attorney,
                                             executor, administrator, trustee or
                                             guardian, please give full title as
                                             such.

                                             Each signer hereby revokes all
                                             previously signed proxies to vote
                                             at the meeting or any adjournments
                                             thereof.

                                             -----------------------------------

                                             -----------------------------------
                                              SIGNATURE(S)           DATE

                              FOLD AND DETACH HERE

                              NEWMONT GOLD COMPANY

                       PLEASE SIGN, DATE AND RETURN YOUR
                         PROXY IN THE ENCLOSED ENVELOPE